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                                                               EXHIBIT (a)(1)(J)

INTEL CONFIDENTIAL
GOVERNMENT APPROVALS FOR XIRCOM ACQUISITION
QUESTIONS AND ANSWERS
PREPARED BY TOM BEERMANN
MARCH 1, 2001

BACKGROUND: On January 15, Intel announced a definitive agreement under which Intel, through a wholly owned subsidiary, would acquire Xircom, Inc., for $25 per share in an all-cash tender offer valued at approximately $748 million. The acquisition complements Intel's existing desktop PC and server-based network access businesses by enabling Intel to provide new products for notebook and mobile computing uses.

Intel has now received the necessary U.S. and German antitrust clearances in order to proceed with closing its acquisition of Xircom.

KEY MESSAGE:

-- Intel has now received the necessary U.S. and German antitrust clearances in order to proceed with closing its acquisition of Xircom.

QUESTIONS AND ANSWERS:

Q1. NOW THAT INTEL HAS RECEIVED THE NECESSARY GOVERNMENT CLEARANCES, HAS XIRCOM ALSO MET THE FINANCIAL CONDITIONS NECESSARY TO CLOSE THE AGREEMENT?
A1. Under terms of the agreement, Xircom is required to meet certain financial closing conditions through the close of the tender offer. Please refer to the Offer materials for more information on the tender offer.

Q2.  WHEN DOES THE TENDER OFFER CLOSE?
A2.  The tender offer is scheduled to expire Friday, March 2 at 5 p.m. EST.

Q3. HOW WILL WE KNOW IF THE FINANCIAL CONDITIONS HAVE BEEN MET AT THAT TIME? A3. We plan to announce the results of the tender offer by 9 a.m. EST Monday, March 5th.

Q4.  WHAT ARE THE FINANCIAL CONDITIONS?
A4. All of the various closing conditions are contained in the Offer materials. All shareholders are urged to read this information.

Q5.  WHAT ARE THE OTHER TERMS AND CONDITIONS OF THE AGREEMENT?
A5. Please read the Offer materials for more information on the various closing conditions.

Q6.  HOW DO I TENDER MY SHARES?
A6.  For further information, please contact D.F. King at 1-800-628-8528.

Q7. WHAT HAPPENS IF XIRCOM DOESN'T MEET THE FINANCIAL CONDITIONS OUTLINED IN THE ACQUISITION AGREEMENT?
A7. Information regarding the tender offer conditions are contained in the Offer materials.

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